Filed Pursuant to Rule 424(b)(2)
Registration No. 333-289203

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 12, 2026

Pricing Supplement dated      , 2026

(To ETF Underlying Supplement dated August 4, 2025,

Prospectus Supplement dated August 4, 2025, and Prospectus dated August 4, 2025)

Marex Group plc

$     Autocallable Contingent Income (with Memory) Buffered Notes Linked to the Worst Performing of the VanEck® Gold Miners ETF and the iShares® Silver Trust due January 22, 2031

▶

Contingent Coupons (with Memory) at a rate of 20.00% per annum or 1.667% per month payable annually in the first year and monthly thereafter during the term of the Notes if the Closing Price of each of the VanEck® Gold Miners ETF and the iShares® Silver Trust (each, an “Underlying” and together the “Underlyings”) on the applicable Coupon Determination Date beginning on January 15, 2027 is greater than or equal to 70.00% of its Initial Value

▶

Callable monthly at the Principal Amount plus the applicable Contingent Coupon (with Memory) on any Call Observation Date on or after January 15, 2027 if the Closing Price of each Underlying is at or above its Call Threshold (100% of its Initial Value).

▶	If the Notes are not called, 1-to-1 downside exposure to any decrease in the Worst Performing Underlying beyond a 30.00% decline, with up to 70.00% of your Principal Amount at risk.

▶	Term: Approximately 5 years, if not called

▶	All payments on the Notes are subject to the credit risk of Marex Group plc (“Marex”)

Application has been made for the Autocallable Contingent Income (with Memory) Buffered Notes (the “Notes”) offered hereunder to be admitted to listing and trading on the Vienna Multilateral Trading Facility (“Vienna MTF”) of the Vienna Stock Exchange. The Vienna MTF is not a regulated market as defined by Directive 2014/65/EU (as amended, “MiFID II”). It is, however, a multilateral trading facility (MTF) for purposes of MiFID II.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document or the accompanying prospectus, prospectus supplement or underlying supplement. Any representation to the contrary is a criminal offense.

Any offering of the Notes will be made pursuant to Article 1(4) of Regulation (EU) 2017/1129 (as amended), including as it forms part of domestic law of the United Kingdom. Accordingly, no prospectus is required to be published in connection with such offering of the Notes in any member state of the European Economic Area (the “EEA”) or the United Kingdom (the “UK”). See page ii of the accompanying prospectus supplement for further restrictions on offers and sales of the Notes in the EEA and the UK.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying underlying supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $950.00 and $990.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “ Summary—Estimated Initial Value” on page PS-4 and “Risk Factors” beginning on page PS-8 of this document for additional information.

	Price to Public	Underwriting Discount (1)	Proceeds to Issuer

Per Note	$1,000.00

Total

(1)

Marex Capital Markets Inc. (“MCMI”), an affiliate of ours, will act as the agent for the sale of the Notes. MCMI will purchase the Notes from us at an underwriting discount of up to $4.00 per $1,000 Principal Amount for distribution to other registered broker-dealers or will offer the Notes directly to investors. MCMI will use the underwriting discount to pay selling concessions or fees (including custodial or clearing fees) to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Marex Capital Markets

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplement, the prospectus supplement and the prospectus. See “General” in this document.

Issuer:	Marex Group plc

Principal Amount:	$1,000 per Note

Reference Asset:	The worst performing of the VanEck® Gold Miners ETF (Bloomberg ticker: GDX) (the “GDX”), and the iShares® Silver Trust (Bloomberg ticker: SLV) (the “SLV”).

Trade Date:	January 14, 2026

Pricing Date:	January 14, 2026

Original Issue Date:	January 20, 2026

Final Valuation Date:	January 14, 2031, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying underlying supplement.

Maturity Date:

January 22, 2031, subject to adjustment as described under “Additional Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

Call Feature:

If the Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon (with Memory) on the corresponding Call Payment Date.

Call Threshold:	With respect to each Underlying, 100.00% of its Initial Value.

Contingent Coupon (with Memory):

If the Closing Price of each Underlying is greater than or equal to its Coupon Trigger on a Coupon Determination Date, you will receive the Contingent Coupon at the relevant Contingent Coupon Rate on the applicable Coupon Payment Date.

If the Closing Price of any Underlying is less than its Coupon Trigger on a Coupon Determination Date, the Contingent Coupon applicable to such Coupon Determination Date will not be payable to you on the relevant Coupon Payment Date.

In addition, if a Contingent Coupon is not payable on a Coupon Payment Date because the Closing Price of any Underlying on the relevant Coupon Determination Date, including the first Coupon Determination Date, is less than its Coupon Trigger, such Contingent Coupon will be payable on a later Coupon Payment Date if the Closing Price of each Underlying is equal to or greater than its Coupon Trigger on such later Coupon Determination Date, up to and including the Final Valuation Date. For the avoidance of doubt, once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

The Coupon Determination Dates and the related Coupon Payment Dates will occur annually in the first year and monthly thereafter during the term of the Notes, as specified in the table below.

You may not receive any Contingent Coupons (with Memory) over the term of the Notes.

Contingent Coupon Rates:	20.00% per annum or 1.667% per month (equivalent to approximately 20.00% per annum), as specified in the table below.

Coupon Trigger :	With respect to each Underlying, 70.00% of its Initial Value

Buffer Value:	With respect to each Underlying, 70.00% of its Initial Value

Buffer Amount:	30.00%

Buffer Percentage:	-30.00%

Payment at Maturity:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

If the Reference Return of the Worst Performing Underlying is greater than or equal to the Buffer Percentage:

$1,000 + final Contingent Coupon (with Memory)

∎ If the Reference Return of the Worst Performing Underlying is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return of the Worst Performing Underlying + Buffer Amount)].

In this case, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return of the Worst Performing Underlying is below the Buffer Percentage. For example, if the Reference Return of the Worst Performing Underlying is -50.00%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of Marex. If the Reference Return of the Worst Performing Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 70.00%) of your investment. Even with any Contingent Coupons (with Memory), your return on the Notes may be negative.

Contingent Coupon Rates, Coupon Determination Dates and Coupon Payment Dates:	Contingent Coupon Rates:	Coupon Determination Dates*	Coupon Payment Dates**
	20.00%	January 15, 2027	January 25, 2027
	1.667%	February 16, 2027	February 23, 2027
	1.667%	March 15, 2027	March 22, 2027
	1.667%	April 15, 2027	April 22, 2027
	1.667%	May 17, 2027	May 24, 2027
	1.667%	June 15, 2027	June 22, 2027
	1.667%	July 15, 2027	July 22, 2027
	1.667%	August 16, 2027	August 23, 2027
	1.667%	September 15, 2027	September 22, 2027
	1.667%	October 15, 2027	October 22, 2027
	1.667%	November 15, 2027	November 22, 2027
	1.667%	December 15, 2027	December 22, 2027
	1.667%	January 18, 2028	January 25, 2028
	1.667%	February 15, 2028	February 23, 2028
	1.667%	March 15, 2028	March 22, 2028
	1.667%	April 17, 2028	April 24, 2028
	1.667%	May 15, 2028	May 22, 2028
	1.667%	June 15, 2028	June 23, 2028

	1.667%	July 17, 2028	July 24, 2028

	1.667%	August 15, 2028	August 22, 2028

1.667%	September 15, 2028	September 22, 2028

1.667%	October 16, 2028	October 23, 2028

1.667%	November 15, 2028	November 22, 2028

1.667%	December 15, 2028	December 22, 2028

1.667%	January 16, 2029	January 23, 2029

1.667%	February 15, 2029	February 23, 2029

1.667%	March 15, 2029	March 22, 2029

1.667%	April 16, 2029	April 23, 2029

1.667%	May 15, 2029	May 22, 2029

1.667%	June 15, 2029	June 25, 2029

1.667%	July 16, 2029	July 23, 2029

1.667%	August 15, 2029	August 22, 2029

1.667%	September 17, 2029	September 24, 2029

1.667%	October 15, 2029	October 22, 2029

1.667%	November 15, 2029	November 23, 2029

1.667%	December 17, 2029	December 24, 2029

1.667%	January 15, 2030	January 23, 2030

1.667%	February 15, 2030	February 25, 2030

1.667%	March 15, 2030	March 22, 2030

1.667%	April 15, 2030	April 22, 2030

1.667%	May 15, 2030	May 22, 2030

1.667%	June 17, 2030	June 25, 2030

1.667%	July 15, 2030	July 22, 2030

1.667%	August 15, 2030	August 22, 2030

1.667%	September 16, 2030	September 23, 2030

1.667%	October 15, 2030	October 22, 2030

1.667%	November 15, 2030	November 22, 2030

1.667%	December 16, 2030	December 23, 2030

1.667%	January 14, 2031 (the Final Valuation Date)	January 22, 2031 (the Maturity Date)

* These Coupon Determination Dates except the Final Valuation Date are also Call Observation Dates

** These Coupon Payment Dates except the Maturity Date are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

Call Observation Dates:	The applicable Coupon Determination Dates beginning on January 15, 2027 and ending on December 16, 2030, as indicated above.

Call Payment Dates:	The applicable Coupon Payment Dates beginning on January 25, 2027 and ending on December 23, 2030, as indicated above.

Worst Performing Underlying:	The Underlying with the lowest Reference Return.

Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:	With respect to each Underlying, its Closing Price on the Pricing Date, subject to adjustment as described under “Additional Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement.

Final Value:	With respect to each Underlying, its Closing Price on the Final Valuation Date.

CUSIP/ISIN:	56653LAG0 / US56653LAG05

Form of Notes:	Book-Entry

Listing:	Application has been made for the Notes to be admitted to listing and trading on the Vienna MTF, a multilateral trading facility operated by the Vienna Stock Exchange.

Estimated Initial Value:

The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this document relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

Calculation Agent:	Marex Financial, one of our affiliates

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of Marex. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any Underlyings or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated August 4, 2025 (the “prospectus”), the prospectus supplement dated August 4, 2025 (the “prospectus supplement”) and the ETF Underlying Supplement dated August 4, 2025 (the “underlying supplement”). If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or underlying supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-8 of this document, page S-1 of the prospectus supplement and page S-1 of the underlying supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “Marex”, “we”, “us” and “our” are to Marex Group plc. References to “Fund” or “Worst Performing Fund” in the underlying supplement will be references to “Underlying” or “Worst Performing Underlying” in this document. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

▶	The underlying supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312525172158/d95057d424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312525172136/d87748d424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/1997464/000119312525172120/d87748d424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying MCMI. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENTS ON THE NOTES

Call Feature

If the Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon (with Memory) on the corresponding Call Payment Date.

Contingent Coupon (with Memory)

We will pay a Contingent Coupon at a rate of 20% per annum or 1.667% per month if the Closing Price of each Underlyings on a Coupon Determination Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on the related Coupon Payment Date. The Coupon Determination Dates and the related Coupon Payment Dates will occur annually in the first year and monthly thereafter during the term of the Notes. For information regarding the record dates applicable to the Contingent Coupons (with Memory) payable on the Notes, see “Additional Terms of Notes—Certain Definitions—Record Date” on page S-103 of the accompanying underlying supplement. In addition, if a Contingent Coupon is not payable on a Coupon Payment Date because the Closing Price of any Underlying on the relevant Coupon Determination Date, including the first Coupon Determination Date, is less than its Coupon Trigger, such Contingent Coupon will be payable on a later Coupon Payment Date if the Closing Price of each Underlying is equal to or greater than its Coupon Trigger on such later Coupon Determination Date, up to and including the Final Valuation Date. For the avoidance of doubt, once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment determined as follows:

∎ If the Reference Return of the Worst Performing Underlying is greater than or equal to the Buffer Percentage:

$1,000 + final Contingent Coupon (with Memory)

∎ If the Reference Return of the Worst Performing Underlying is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return of the Worst Performing Underlying + Buffer Amount)].

In this case, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return of the Worst Performing Underlying is below the Buffer Percentage. For example, if the Reference Return of the Worst Performing Underlying is -50.00%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of Marex. If the Reference Return of the Worst Performing Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 70.00%) of your investment. Even with any Contingent Coupons (with Memory), your return on the Notes may be negative.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶

You are a retail investor outside the EEA and the UK or an institutional buyer (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page ii of the accompanying prospectus supplement).

▶	You are an investor with the competence (either independently or with the support of a financial advisor) to assess the suitability of this investment based on your individual circumstances.

▶	You have the necessary knowledge and/or experience with structured products and are prepared to accept the corresponding risks.

▶

You believe that the Closing Price of each Underlying will be at or above its Coupon Trigger on most or all of the Coupon Determination Dates, and the Final Value of the Worst Performing Underlying will be at or above its Buffer Value.

▶

You seek Contingent Coupons (with Memory), based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of 20.00% per annum or 1.667% per month if the Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the applicable Coupon Determination Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons (with Memory) payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of any Underlying.

▶

You are willing to make an investment that is exposed to the negative Reference Return of the Worst Performing Underlying on a 1-to-1 basis for each percentage point that the Reference Return of the Worst Performing Underlying is below the Buffer Percentage if the Notes are not called.

▶	You are willing to lose up to 70% of the Principal Amount.

▶

You understand that the return on the Notes will depend solely on the performance of the Worst Performing Underlying and consequently, the Notes are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of the Underlyings.

▶

You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Closing Price of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the Underlyings or any underlying assets held by the Underlyings.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by Marex or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of Marex, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You are a retail investor in the EEA or the UK (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page ii of the accompanying prospectus supplement).

▶	You are an investor without the competence (either independently or with the support of a financial advisor) to assess the suitability of this investment based on your individual circumstances.

▶	You do not have the necessary knowledge and/or experience with structured products and are not prepared to accept the corresponding risks.

▶

You believe that the Closing Price of at least one Underlying will be below its Coupon Trigger on most or all the Coupon Determination Dates and the Final Value of the Worst Performing Underlying will be below its Buffer Value.

▶	You believe that the Contingent Coupon (with Memory), if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons (with Memory) payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of one or more Underlyings.

▶

You are unwilling to make an investment that is exposed to the negative Reference Return of the Worst Performing Underlying on a 1-to-1 basis for each percentage point that the Reference Return of the Worst Performing Underlying is below the Buffer Percentage if the Notes are not called.

▶	You seek an investment that provides full return of principal at maturity.

▶

You seek exposure to a basket composed of the Underlyings or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Worst Performing Underlying.

▶

You are unable or unwilling to hold the Notes that will be automatically called on any Call Observation Date on which the Closing Price of each Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Underlyings or any underlying assets held by the Underlyings.

▶	You seek an investment for which there will be an active secondary market.

▶

You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Marex or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with Marex, as Issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying underlying supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and underlying supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Related to Note Issuances” in the prospectus supplement; and

▶	“—General risks related to a Fund” in the underlying supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

You may lose some or a substantial portion of the principal at maturity.

If the Notes are not called, you will be exposed to any decrease in the Final Value of the Worst Performing Underlying from the Initial Value beyond the Buffer Amount on a 1:1 basis. Accordingly, if the Notes are not called and the Reference Return of the Worst Performing Underlying is less than the Buffer Percentage, your Payment at Maturity will be less than the Principal Amount of your Notes, and you will lose some or a significant portion (up to 70%) of your investment at maturity. Even with any Contingent Coupons (with Memory) received during the term of the Notes, your return on the Notes may be negative.

The Notes may be called prior to maturity, and the Notes are subject to reinvestment risk.

If the Notes are called early, the holding period over which you may receive the Contingent Coupons (with Memory) could be as little as approximately 12 months. Once the Notes are called, you will lose the opportunity to continue to receive the Contingent Coupons (with Memory) from the relevant Call Payment Date to the Maturity Date, and the total return on the Notes could be minimal. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

The Notes do not provide for fixed payments of interest and you may receive no Contingent Coupons (with Memory) on most or all of the Coupon Payment Dates.

On each Coupon Payment Date, you will receive a Contingent Coupon (with Memory) if, and only if, the Closing Price of the Worst Performing Underlying on the related Coupon Determination Date is greater than or equal to its Coupon Trigger. Although the Notes have a memory coupon feature, if the Closing Price of the Worst Performing Underlying is less than its Coupon Trigger on each Coupon Determination Date over the term of the Notes, you will not receive any Contingent Coupons (with Memory) over the entire term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon (with Memory) coincides with a period of greater risk of principal loss on your Notes. Even if all of the Contingent Coupons (with Memory) are paid during the term of the Notes, the payments may be at irregular intervals, and a significant portion of the term of the Notes may pass without any payments being made.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons (with Memory), if any, regardless of any appreciation in the value of any Underlying.

You will not participate in any appreciation of any Underlying. Whether the Notes are called or at maturity, the total payments on the Notes will not exceed the Principal Amount plus any Contingent Coupons (with Memory), regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings during the term of the Notes.

Higher Contingent Coupon Rates or lower Buffer Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

“Volatility” refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Coupon Trigger on a Coupon Determination Date or its Buffer Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons (with Memory) or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Buffer Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Buffer Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Worst Performing Underlying and the potential to lose some or a substantial portion of your principal at maturity while not receiving any Contingent Coupons (with Memory) during the term of the Notes.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Coupon Determination Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Closing Prices of the Underlyings on the Coupon Determination Dates, including the Final Valuation Date, each subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on a Coupon Determination Date but then decreases on a Coupon Determination Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable on the relevant Coupon Payment Date. Similarly, if the Notes are not called, even if the value of the Worst Performing Underlying is greater than or equal to its Buffer Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Buffer Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Worst Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Coupon Determination Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Closing Prices of the Underlyings on the applicable Coupon Determination Dates.

The Notes are subject to the full risks of the Worst Performing Underlying and will be negatively affected if any Underlying performs poorly, even if the other Underlyings perform favorably.

You are subject to the full risks of the Worst Performing Underlying. If the Worst Performing Underlying performs poorly, you will be negatively affected, even if the other Underlyings perform favorably. The Notes are not linked to a basket composed of the Underlyings, where the better performance of one Underlying could offset the poor performance of the others. Instead, you are subject to the full risks of the Worst Performing Underlying on the Final Valuation Date. As a result, the Notes are riskier than an alternative investment linked to only one of the Underlyings or linked to a basket composed of the Underlyings. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of the Worst Performing Underlying.

Risks Relating to the Reference Asset

The performance of the Underlyings may be adversely influenced by gold and silver prices, which may change unpredictably and adversely affect the value of the Notes in unforeseeable ways.

Most or all of the securities held by the GDX are issued by companies in the gold and silver mining industry. Although there is no direct correlation between the price of the GDX and gold and silver prices and the price of the GDX are not necessarily representative of gold and silver prices, the price of the GDX may be adversely affected by gold prices and silver prices. The SLV seeks to track the price performance of silver. Those prices are subject to volatile price movements over short periods of time, represent trading in commodities markets, which are substantially different from equities markets, and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events.

Gold prices and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold and silver, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. It is not possible to predict the aggregate effects of all or any combination of these factors. Any negative developments with respect to these factors may have an adverse effect on gold and silver prices and, as a result, on the prices of the Underlyings. In addition, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting gold and silver prices than a different investment linked to a more broadly diversified group of commodities. All of these factors could adversely affect the prices of the Underlyings and, therefore, the return on the Notes.

A limited number of securities may affect the price of the GDX, and its Underlying Index is not necessarily representative of the gold and silver mining industry.

The number of securities held by the GDX is limited. In addition, a few top securities held by the GDX may constitute a substantial portion of its net assets. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the price of the GDX and the value of the Notes.

While the securities included in the Underlying Index are common stocks, American Depositary Receipts or global depositary receipts of companies generally considered to be involved in various segments of the gold and silver mining industry, the securities included in the Underlying Index may not follow the price movements of the entire gold and silver mining industry generally. If the securities included in the Underlying Index (and, accordingly, the securities held by the GDX) decline in value, the GDX will decline in value even if security prices in the gold and silver mining industry generally increase in value.

The Notes will be subject to small-capitalization or mid-capitalization companies risk.

The GDX may invest in companies that may be considered small-capitalization or mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the GDX’s share price may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization or mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization or mid-capitalization companies may be thinly traded, making it difficult for the GDX to buy and sell them. In addition, small-capitalization or mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization or mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These factors could adversely affect the price of the GDX during the term of the Notes, which may adversely affect the value of your Notes.

The GDX recently changed the index it tracks.

Prior to the close of trading on September 19, 2025, the GDX tracked the NYSE® Arca Gold Miners Index®. After the close of trading on such date, the GDX began tracking the MarketVector Global Gold Miners Index (the “Underlying Index”). Any historical information about the performance of the GDX for any period before the close of trading on September 19, 2025 will be during a period in which the GDX tracked a different index, and therefore should not be considered information relevant to how the GDX will perform as it tracks the MarketVector Global Gold Miners Index. In addition, there can be no assurance that the GDX will not further change the underlying index it tracks in the future. This change could have adversely affected, and may continue to adversely affect, the performance of the GDX and, in turn, the return on the Notes.

The performance of an Underlying may not correlate with the performance of its underlying assets as well as the net asset value per share of that Underlying, especially during periods of market volatility.

The performance of an Underlying and that of its underlying assets generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying assets. This could be due to, for example, an Underlying holding assets that are not related to the underlying assets, the temporary unavailability of certain assets in the secondary market, the performance of any derivative instruments held by an Underlying, differences in trading hours between an Underlying and the underlying assets, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of an Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of that Underlying may differ from its net asset value (“NAV”) per share; shares of an Underlying may trade at, above, or below its NAV per share.

During periods of market volatility, certain assets held by an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the NAV per share of that Underlying and the liquidity of that Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying. As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the NAV per share of an Underlying.

For the foregoing reasons, the performance of an Underlying may not match the performance of its underlying assets over the same period. Because of this variance, the return on the Notes, to the extent dependent on the performance of an Underlying, may not be the same as an investment directly in the securities, commodities, or other assets held by an Underlying or the same as a debt security with a return linked to the performance of such underlying assets.

General Risk Factors

The Notes are subject to our credit risk.

Marex may partially or wholly fail to meet their obligations under the Notes. Investors should therefore take the creditworthiness of Marex and its subsidiaries into account in their investment decision. Credit risk means the risk of insolvency or illiquidity of an issuer, i.e. a potential, temporary or final inability to fulfil their interest and repayment obligations on time. An increased insolvency risk is typical of issuers that have a low creditworthiness. The payment of any amount due on the Notes is subject to the credit risk of Marex. The Notes are senior unsecured debt obligations of Marex, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on Marex’s ability to pay all amounts due on the Notes, and therefore investors are subject to the credit risk of the Marex and to changes in the market’s view of its creditworthiness.

The Notes are not bank deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation, the UK Financial Services Compensation Scheme or any other government or governmental or private agency or deposit protection scheme in any jurisdiction. Investors are dependent on Marex’s ability to pay all amounts due on the Notes, and therefore investors are subject to Marex’s credit risk and to changes in the market’s view of the Marex’s creditworthiness. The payment of any amount due on the Notes is not guaranteed by any entity.

The Notes are not insured against loss by any third parties; you can depend only on our earnings and assets for any payments on the Notes.

The Notes will be solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which MCMI may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in any Underlying or any underlying assets held by any Underlying.

As a holder of the Notes, you will not have any ownership interest in any Underlying or any underlying assets held by any Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on any Underlying or any underlying assets held by any Underlying, the Notes may underperform an investment in one or more Underlyings or any underlying assets held by any Underlying

The Notes lack liquidity.

The Notes are a new issue of securities for which there is no established market. Although we will apply for the Notes to be listed for trading on the Vienna MTF, we cannot provide you with any assurance regarding whether the Notes will become or remain listed or whether a trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of holders of the Notes to sell their Notes or the price at which holders may be able to sell their Notes. The listing application will be subject to approval by the Vienna Stock Exchange. There can be no assurance that application for listing and admission to trading will be granted or than an active trading market in the Notes will develop. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time. In addition, MCMI is not required to offer to purchase the Notes in the secondary market. Even if a secondary market were to develop, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which MCMI is willing to buy the Notes.

Potential conflicts of interest may exist.

Marex and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. Following the occurrence of certain events – relating to the Issuer, the Issuer’s hedging arrangements, the Underlying(s), taxation, the relevant currency or other matters – outside of the Issuer’s control, the calculation agent may determine in its discretion to take one of the actions available to it in order to deal with the impact of such event on the Notes or the Issuer or both. These actions may include (i) adjustment to the terms and conditions of the Notes, (ii) substitution of the Underlying(s) and/or (iii) early redemption or exercise of the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. Any such discretionary determination by the Issuer or the calculation agent could have a negative impact on the value of the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might adversely affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and the discussion under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Value of any Underlying relative to its Initial Value. We cannot predict the Closing Price of any Underlying on any Coupon Determination Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of any Underlying or return on the Notes. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table and examples below illustrate the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Worst Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described below assume that the Notes have not been automatically called prior to maturity and are held to maturity, and that all Contingent Coupons with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid prior to maturity. The following table and examples assume the following:

Principal Amount:	$1,000

Hypothetical Contingent Coupon at Maturity:	$16.67 (or 1.667% of the Principal Amount, equivalent to approximately 20.00% per annum)

Hypothetical Initial Value of the Worst Performing Underlying:	$100

Hypothetical Buffer Value of the Worst Performing Underlying:	$70.00 (70.00% of its Initial Value)

Buffer Percentage:	-30.00%

Buffer Amount:	30.00%

Hypothetical Final Value of the Worst Performing Underlying	Hypothetical Reference Return of the Worst Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes (Excluding Any Contingent Coupons Paid Prior to Maturity and Assuming All Previous Contingent Coupons Have Been Paid Prior to Maturity)
$200.00	100.00%	$1,016.67(1)	1.667%
$175.00	75.00%	$1,016.67	1.667%
$150.00	50.00%	$1,016.67	1.667%
$125.00	25.00%	$1,016.67	1.667%
$100.00(2)	0.00%	$1,016.67	1.667%
$90.00	-10.00%	$1,016.67	1.667%
$80.00	-20.00%	$1,016.67	1.667%
$70.00	-30.00%(3)	$1,016.67	1.667%
$69.00	-31.00%	$990.00	-1.000%
$60.00	-40.00%	$900.00	-10.000%
$50.00	-50.00%	$800.00	-20.000%
$25.00	-75.00%	$550.00	-45.000%
$10.00	-90.00%	$400.00	-60.000%
$0.00	-100.00%	$300.00	-70.000%

(1)

Assuming all Contingent Coupons with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid prior to maturity, the Payment at Maturity will not exceed the Principal Amount plus the final Contingent Coupon.

(2)	The hypothetical Initial Value of $100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Initial Value of any Underlying.
(3)	This is the Buffer Percentage.

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes assuming that the Notes have not been automatically called prior to maturity and are held to maturity.

Example 1: The Reference Return of the Worst Performing Underlying Is 50.00%.

Because the Final Value of the Worst Performing Underlying is greater than or equal to its Buffer Value, the Payment at Maturity would be $1,016.67 per $1,000 Principal Amount, calculated as follows:

$1,000 + final Contingent Coupon

= $1,000 + ($1,000 × 1.667%)

= $1,016.67

Example 1 shows that, assuming all Contingent Coupons with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid prior to maturity, the Payment at Maturity will be fixed at the Principal Amount plus the final Contingent Coupon when the Final Value of the Worst Performing Underlying is at or above its Buffer Value, regardless of the extent to which the value of the Worst Performing Underlying increases.

Example 2: The Reference Return of the Worst Performing Underlying Is -10.00%.

Because the Final Value of the Worst Performing Underlying is greater than or equal to its Buffer Value, the Payment at Maturity would be $1,016.67 per $1,000 Principal Amount, calculated as follows:

$1,000 + final Contingent Coupon

= $1,000 + ($1,000 × 1.667%)

= $1,016.67

Example 2 shows that, assuming all Contingent Coupons with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid prior to maturity, the Payment at Maturity will equal the Principal Amount plus the final Contingent Coupon when the Final Value of the Worst Performing Underlying is at or above its Buffer Value, although the value of the Worst Performing Underlying has decreased moderately.

Example 3: The Reference Return of the Worst Performing Underlying Is -75.00%.

Because the Final Value of the Worst Performing Underlying is less than its Buffer Value, the Payment at Maturity would be $550.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Worst Performing Underlying + Buffer Amount)]

= $1,000 + [$1,000 × (-75.00% + 30.00%)]

= $550.00

Example 3 shows that you are exposed on a 1-to-1 basis to any decrease in the value of the Worst Performing Underlying by more than the Buffer Amount. You may lose some or a significant portion (up to 70.00%) of your Principal Amount at maturity. Even with any Contingent Coupons (with Memory), the return on the Notes could be negative.

These examples illustrate that you will not participate in any appreciation of any Underlying, but will be exposed to any decrease in the Worst Performing Underlying beyond the Buffer Amount on a 1:1 basis if the Notes are not called.

DESCRIPTION OF THE REFERENCE ASSET

Description of the GDX

The GDX is an investment portfolio maintained and managed by VanEck® ETF Trust (the “VanEck Trust”). Van Eck Associates Corporation (“Van Eck”) is the investment adviser to the GDX. The GDX is an exchange-traded fund that is listed and trades on the NYSE Arca under the ticker symbol “GDX.”

Information provided to or filed with the SEC by the VanEck Trust pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. In addition, information regarding the GDX may be obtained from other sources including, but not limited to, the GDX website, press releases, newspaper articles and other publicly disseminated documents. None of us, MLPF&S or BofAS makes any representation that such publicly available documents or any other publicly available information regarding the GDX is accurate or complete.

Investment Objective and Strategy

The GDX seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MarketVector Global Gold Miners Index. The Underlying Index is designed to track the overall performance of companies involved in the gold mining industry. The Underlying Index was developed by and published by MarketVector Indexes GmbH. The Underlying Index is reported by Bloomberg under the ticker symbol “MVGDX.”

Prior to the close of trading on September 19, 2025, the GDX tracked the NYSE® Arca Gold Miners Index®.

Historical Performance of the GDX

The following graph sets forth the historical performance of the GDX based on the daily historical closing prices from January 1, 2021 through January 9, 2026. We obtained the closing prices below from Bloomberg L.P. (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the GDX should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the GDX on any Coupon Determination Date, including the Final Valuation Date.

Description of the SLV

The SLV seeks to reflect generally the price of silver before the payment of its expenses and liabilities. The assets of the SLV consist primarily of silver held by the custodian on behalf of the SLV. The shares of the SLV represent units of fractional undivided beneficial interest in and ownership of the SLV. Shares of this Underlying are listed and trade on the NYSE Arca under the symbol “SLV.”

For more information about this Underlying, see “Reference Sponsors and Funds—iShares® Silver Trust” on page S-67 of the accompanying underlying supplement.

Historical Performance of the SLV

The following graph sets forth the historical performance of the SLV based on the daily historical closing prices from January 1, 2021 through January 9, 2026. We obtained the closing prices below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the SLV should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the SLV on any Coupon Determination Date, including the Final Valuation Date.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed MCMI, an affiliate of Marex, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, MCMI will purchase the Notes from Marex at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. MCMI proposes to offer the Notes at the price to public set forth on the cover page of this document. MCMI will use the underwriting discount to pay selling concessions or fees (including custodial or clearing fees) to other registered broker-dealers.

An affiliate of Marex has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the Notes to you.

In addition, MCMI or another of our affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of each holder’s investment in the Notes are uncertain. There are no Treasury Regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. By purchasing the Notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each Note as a contingent income-bearing pre-paid executory contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as contingent income-bearing pre-paid executory contracts in respect of the Underlyings for U.S. federal income tax purposes. Pursuant to such treatment, any Contingent Coupon that is paid by us (including on the Maturity Date or Call Payment Date) should be included in a U.S. Holder’s income as ordinary income at the time accrued or received in accordance with such holder’s normal method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any Contingent Coupon, a U.S. Holder should generally recognize capital gain or loss upon redemption, sale or maturity or other taxable disposition of such holder’s Notes in an amount equal to the difference between the amount realized at such time (other than any amount attributable to any accrued but unpaid Contingent Coupon) and such holder’s tax basis in such Notes. In general, a U.S. Holder’s tax basis in the Notes will equal the holder’s cost for the Notes. Such gain or loss should generally be long-term capital gain or loss if a U.S. Holder has held the Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors regarding this risk.

The U.S. federal income tax consequences of a U.S. Holder’s investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described above. Please see the discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations” and in particular the discussion under “U.S. Federal Income Tax Considerations —U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” and the discussion in the accompanying prospectus under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations”.

Non-U.S. Holders should review the discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations — Non-U.S. Holders” for a discussion of the U.S. federal income tax consequences applicable to Non-U.S. Holders.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury Regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or an applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE ABOVE DESCRIBED CHARACTERIZATION OF THE NOTES AND ANY POSSIBLE ALTERNATIVE CHARACTERIZATIONS OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.